Exhibit 10.38

SEVERANCE AGREEMENT AND RELEASE

        This SEVERANCE AGREEMENT AND RELEASE (“Agreement”) is entered into by and between Thomas M. Walker (“Employee”) and Alliant Energy Corporate Services, Inc. (“Employer”). In consideration for the mutual promises set forth herein, the parties agree as follows:

1.

Severance Date. Employee’s employment with Employer will terminate effective November 15, 2003 (“Severance Date”). Employee shall receive Employee’s current salary and benefits, including payment for unused vacation, through the Severance Date. Except as expressly provided herein, all obligations of Employer to Employee will terminate as of the Severance Date.

2.

Severance Benefits. In consideration for the release set forth in Paragraph 5 of this Agreement and the restrictions set forth in Paragraph 8 of this Agreement, Employer will pay to Employee the sum of six hundred eighty thousand dollars ($680,000.00), subject to appropriate federal and state withholdings, by the next regular pay period following the expiration of the seven (7) day revocation period specified in Paragraph 12.
Employer will also pay Employee reasonable attorneys fees, as determined by Employer, incurred by Employee in the negotiation of this Agreement.

3.

 Outplacement Services or Tuition Reimbursement. In further consideration for the release set forth in Paragraph 5 of this Agreement and the restrictions set forth in Paragraph 8 of the Agreement, Employer will provide Employee with up to twenty thousand dollars ($20,000.00) in either outplacement services or tuition reimbursement. Outplacement services must be used within six (6) months of the Severance Date and tuition reimbursement benefits must be used within twenty-four (24) months of the Severance Date.

4.

 Other Benefits. Employee will cease to be eligible to participate under any stock option, bonus, equity, incentive compensation, medical, dental, life insurance, retirement, pension, and other compensation or benefit plans of Employer following the Severance Date except as set forth below. Thereafter, Employee will have no rights under such plans, except as follows:

a.

If Employee is currently enrolled in a medical plan and/or dental plan of Employer, such coverage shall continue through November 30, 2003. Thereafter, Employee may elect to continue coverage under federal COBRA provisions for up to eighteen (18) months. If Employee elects continued coverage, Employer will pay for the COBRA coverage for up to eighteen (18) months.

b.

If Employee is currently enrolled in any life insurance, spouse life insurance or child life insurance plans, such coverage shall continue through November 30, 2003. Thereafter, Employee may elect to continue coverage in accordance with the provisions of those plans at his own cost.

c.	If Employee is currently enrolled in any accidental death & dismemberment or long term disability insurance plans, such coverage will cease on the Severance Date.

d.

Employee will retain any vested rights under all qualified retirement plans of Employer in which Employee is a participant and all rights associated with such benefits, as determined by the official terms of those plans including the Alliant Energy Cash Balance Plan, the Alliant Energy Excess Plan and the Alliant Energy 401 (k) Plan. Employee’s balances in the Alliant Energy Cash Balance Plan and the Alliant Energy Excess Plan as of January 1, 2003, were $68,056.35 and $57,100.18, respectively, for a total of $125,156.53.

e.

Employee will retain his rights under the Alliant Energy Corporation Key Employee Deferred Compensation Plan. Employee’s entire balance in this plan is in the Company stock account and is currently approximately 17,833 shares. The balance of this account will be paid to Employee in accordance with the terms of the plan.

5.

 Employee’s Release. In exchange for the promises made by Employer contained in this Agreement, Employee hereby releases and forever discharges Employer, its parent, subsidiaries, affiliates, agents, employees, officers, directors, shareholders, successors, and assigns from all claims, liabilities, demands and causes of action whether known or unknown, fixed or contingent, arising out of or in any way connected with Employee’s employment with Employer or the termination thereof. This Agreement includes, but is not limited to, all matters in law, in equity, in contract, or in tort, pursuant to statute, including any claim arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Fair Labor Standards Act, or any other applicable federal, state, or local law or ordinance. This Agreement does not apply to any claim or rights that may arise under the Age Discrimination in Employment Act after the date this Agreement is executed. It is expressly agreed Employee will not institute, cause to be instituted, prosecute, or take any award of money or other damages from any action, lawsuit, complaint, or proceeding against Employer which relates to, or arises out of, Employee’s employment with Employer or the termination thereof; provided, however, that this provision shall not be deemed to prohibit either party from taking such steps as are necessary to enforce the terms and conditions of this Agreement.

6.

 Employer’s Release. In exchange for the promises made by Employee contained in this Agreement, Employer hereby releases and forever discharges Employee, his heirs, executors, estates, personal representatives, legal representatives, successors and assigns from all claims, liabilities, demands and causes of action of whatsoever kind or nature which Employer now has or may hereafter have as a result of Employee’s employment with Employer except as provided in this paragraph and elsewhere in this Agreement. This release does not preclude Employer from seeking damages from Employee for any actions of Employee which occur after the date of execution of this Agreement or for any actions of Employee which occurred prior to the date of execution of this Agreement if said actions were not known to Employer or its attorneys at the time of execution of this Agreement.

7.

 Indemnification; Cooperation. In the event that Employee is named as an individual under investigation or named as a party in any litigation arising out of Employee’s employment with Employer, Employer shall, to the fullest extent permitted or required by Sections 180.0850 to 180.0859, inclusive, of the Wisconsin Business Corporation Law, including any amendments thereto, and by any insurance policies purchased by Employer, indemnify Employee against any and all liabilities, and advance any and all reasonable expenses, incurred by Employee with regard to such proceeding. Employee agrees that he shall also fully cooperate with Employer in any investigation Employer may conduct or which may be conducted by a government agency or entity or in any litigation in which Employee or Company may become involved. Such cooperation shall include Employee’s making himself reasonably available for interviews by Employer or its counsel, depositions and/or court appearances upon Employer’s request. Employer shall attempt to schedule such cooperation at mutually convenient times and places. Employer shall reimburse Employee for reasonable expenses, such as telephone, travel, lodging and meal expenses, incurred by Employee at Employer’s request consistent with Employer’s generally applicable policies for employee expenses.

8.

 Restrictions. Notwithstanding anything in this Agreement to the contrary, it is expressly agreed that all payments under this Agreement shall terminate, and that Employer shall have no further obligation under this Agreement, upon any violation of the provisions of this Paragraph 8. Payments pursuant to this Agreement are intended to serve as consideration for these restrictions. If Employee received payments pursuant to Paragraph 2 and violates Paragraph 8, Employee shall repay to Employer the portion of the benefits previously received.

a.

Covenant Not To Compete. The restrictions of this paragraph apply from the Severance Date until the second anniversary of the Severance Date and within the states of Wisconsin and Iowa. The Employee shall not accept employment with, or become a consultant to, any business in any capacity in which his job duties would entail assisting that business to compete with the Employer’s business in the above-described geographic area, unless approval is obtained in advance from the Employer’s President. If the Employee advises Employer’s President in writing of a position with a business that he would like to accept, Employer’s President shall respond in writing within a reasonable period not to exceed ten (10) business days from the date of receipt of the request. Employer’s President has granted approval to Employee to accept employment with, or become a consultant to, Mirant with respect to Mirant’s business interests in Wisconsin and Iowa. Employee shall not become a partner or a shareholder in any business that is in competition with Employer’s business in the above-described geographic area, although Employee may hold up to a five percent interest in any company without violating the provisions of this Paragraph 8.a. The restrictions of this Paragraph 8.a shall terminate immediately upon 1) any liquidation or dissolution of Employer or 2) any sale of stock, sale of substantially all of the assets, merger, reorganization or other transactions that result in 50% or more of the ownership or control of Employer being in the hands of persons or entities other than the shareholders of the Employer.

b.

Confidentiality. Employee agrees to hold in strictest of confidence, and not use to compete with Employer or disclose to anyone except as expressly authorized in writing by Employer, any proprietary or confidential information of Employer or other information and data pertaining to the activities and operations of Employer and not made available to the general public by Employer or with Employer’s consent. Proprietary and confidential information includes, but is not limited to, trade secrets, information relating to the business, financial, legal and personnel matters of Employer, information relating to the internal operations of Employer such as operations methods, equipment, and quality control procedures, information relating to development projects, information relating to actual or potential customers or suppliers, marketing plans, price and cost data, and proprietary information of other companies or individuals which has been disclosed to Employer under a requirement of secrecy. Proprietary and confidential information may or may not be in documentary form and includes computer software programs, drawings, plans, letters and databases. This obligation shall remain in effect for so long as Employee has knowledge or possession of information that remains confidential and secret. Employee shall promptly return to Employer, and not deliver to anyone else, all documents and materials containing proprietary and confidential information, including the original and all copies and summaries of such documents and materials. In the event Employee breaches the terms of this Paragraph 8.b, Employee shall be responsible for whatever damages Employer incurs as a result of said breach, including reasonable costs and attorney’s fees of an action to enforce the Agreement. In addition to all of the remedies otherwise available to Employer, Employer shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of this Paragraph 8.b.

c.

Non-Disparagement. Employee agrees that he will not criticize, denigrate or disparage Employer in any public forum or in the media or to any third parties. For purposes of this paragraph “disparage” shall mean any statements, actions or insinuations, made either directly or through a third party, that would tend to lessen the standing or stature of Employer in the eyes of an ordinary person.

The Employee agrees that the restrictions set forth in this Paragraph 8, including but not limited to, the time period and the geographical area of such restrictions are fair and reasonable and are reasonably required for the protection of the interests of the Company and its affiliated companies. In the event that, notwithstanding the foregoing, any of the provisions of this Paragraph 8 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included. In the event that any provision of this Paragraph 8 relating to the time period and/or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the time period and/or areas of restriction deemed reasonable and enforceable by said court shall become and thereafter be the maximum time period and/or areas.

9.

Waiver of Reinstatement and Reemployment. Employee acknowledges, agrees and covenants that Employee is not entitled to reemployment or reinstatement of employment in any position, capacity, or context with Employer and/or its parent, subsidiaries or affiliates, and that Employee will not initiate contact with Employer, its parent, subsidiaries or affiliates for the purpose of applying for or seeking reemployment or reinstatement of employment in any position, capacity or context.

10.

Entire Agreement. This Agreement contains the entire agreement between the parties, and there are no other understandings or terms, either express or implied. This Agreement shall be amended only by a written agreement signed by both parties.

11.

Voluntary Agreement; Advice of Counsel; 21-Day Period. Employee acknowledges and states that (i) Employee has read this Agreement, understands its legal and binding effect, and is acting voluntarily and freely in executing this Agreement; (ii) Employee has had an opportunity to seek and was advised in writing to seek, legal counsel prior to signing this Agreement; and (iii) Employee was given at least 21 days to consider the terms of this Agreement prior to signing it.

12.

Revocation. Employee and Employer expressly agree that Employee has the right to revoke this Agreement by providing written notice of Employee’s intent to revoke this Agreement to Erroll B. Davis, Jr. at Alliant Energy P.O. Box 77007 Madison, WI 53707-1007 within seven calendar days after Employee signs the Agreement. This Agreement shall not become effective or enforceable if revoked. Any revocation, however, does not affect Employee’s separation from employment effective as of the Severance Date set forth in Paragraph 1.

13.	Effective Date. The Effective Date of this Agreement shall be the eighth day following Employee’s execution of this Agreement if Employee does not revoke the Agreement pursuant to Paragraph 12 above.

14.	Choice of Law. This Agreement shall be construed under the laws of the State of Wisconsin.

15.

Binding Effect. This Agreement shall inure to the benefit of and is binding upon the parties hereto and their respective heirs, executors, estates, personal representatives, legal representative, parents, subsidiaries, affiliates, successors and assigns.

16.

Employee Acknowledgement. Employee expressly acknowledges the following: I HAVE CAREFULLY READ THIS AGREEMENT. I HAVE BEEN ADVISED IN WRITING BY EMPLOYER TO TAKE THIS AGREEMENT TO AN ATTORNEY OF MY CHOOSING FOR REVIEW AND EXPLANATION. I FULLY UNDERSTAND THE BINDING EFFECT OF THIS AGREEMENT AND THAT IT CONTAINS VOLUNTARY RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, RELATING TO, OR ARISING OUT OF, MY EMPLOYMENT WITH EMPLOYER OR THE TERMINATION OF THAT EMPLOYMENT. I AM SIGNING THIS AGREEMENT VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING EMPLOYER FROM ALL CLAIMS RELATING TO, OR ARISING OUT OF, MY EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT.

Date:	11/14/03	By:	/s/ Thomas M. Walker
[Employee] Thomas M. Walker

Date:	11/14/03	By:	/s/ Erroll B. Davis, Jr.
[Name] Erroll B. Davis, Jr.
[Title] President and Chief Executive Officer